Exhibit 3.51

FOURTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

of

TESUQUE PIPELINE, LLC

THIS FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of TESUQUE PIPELINE, LLC (the “Company”) dated as of June 11, 2012, is made by APL Mansfield Pipeline Holding, LLC, a Delaware limited liability company (the “Member”), to amend and restate the Third Amended and Restated Limited Liability Company Agreement of Tesuque Pipeline, LLC dated as of February 17, 2012. The Member, intending to be legally bound, hereby sets forth the terms of its agreement as to the affairs of the Company and the conduct of its business, as follows:

1. FORMATION AND PURPOSE

1.1 Formation. In accordance with the Act, the Company was formed on July 24, 2009.

1.2 Purpose. The Company’s purpose shall be to engage in all lawful businesses for which limited liability companies may be organized under the Act. The Company shall have the authority to do all things necessary or advisable in order to accomplish such purposes.

1.3 Name. The name of the Company shall be Tesuque Pipeline, LLC.

1.4 Registered Agent. The address of the Company’s registered office in the State of Delaware is the Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Company’s registered agent at such address is Corporation Trust Company.

2. MANAGEMENT & MEETINGS

2.1 Management. The management of the business and affairs of the Company shall be vested in the Member who shall have the power to do any and all acts necessary or convenient to, or for the furtherance of, the business and affairs of the Company and who shall have the power and authority to bind the Company.

2.2 Meetings. No meetings of the Members need be held. However, if there is ever more than one member of the Company, meetings of the members (the “Members”) may be called by a Member, or a combination of Members.

2.3 Action by Written Consent. Any action by the Member may be taken in the form of a written consent rather than at a Member’s meeting. The Company shall maintain a permanent record of all actions taken by the Member.

LW:691831.1	1

3. RIGHTS AND DUTIES OF THE MEMBER

3.1. Powers of the Member. The Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by the Member under the laws of the State of Delaware. Notwithstanding the foregoing, the Member’s powers shall be limited by any limitations imposed by the Certificate of Formation of the Company.

3.2. Indemnification. The Member shall, and any employee or agent of the Company or employee or agent of the Member in connection with services to the Company may, in the Member’s absolute discretion, be indemnified by the Company to the fullest extent permitted by the Act and as may be otherwise permitted by applicable law.

4. TITLE TO COMPANY PROPERTY

4.1. Title in Company Name. All real and personal property shall be acquired in the name of the Company and title to any property so acquired shall vest in the Company itself rather than in the Member.

5. CAPITAL CONTRIBUTIONS

5.1. Capital Contributions. The Member may, but shall not be required, to make capital contributions to the Company.

5.2. Limitation of Liability of Member. The Member shall not have any liability or obligation for any debts, liabilities or obligations of the Company, or of any agent or employee of the Company, beyond the Member’s capital contribution.

5.3. Loans. If the Member makes any loans to the Company, or advances money on its behalf, the amount of any such loan or advance shall not be deemed an increase in, or contribution to, the capital contribution of the Member. Interest shall accrue on any such loan at an annual rate agreed to by the Company and the Member (but not in excess of the maximum rate allowable under applicable usury laws).

6. LIMITED LIABILITY COMPANY INTEREST

6.1. Limited Liability Company Interest. The Limited Liability Company Interest of Member shall be as set forth on Schedule A.

7. DISTRIBUTIONS.

7.1. Distributions. Distributions shall be made to the Member (in cash or in kind) at the times and in the aggregate amounts determined by the Member and as permitted by applicable law.

8. ELECTIONS.

8.1. Elections. The Member may make any tax elections for the Company allowed under the Internal Revenue Code of 1986, as amended, or the tax laws of any state or other jurisdiction having taxing jurisdiction over the Company.

9. ADMISSION OF ADDITIONAL MEMBERS

9.1. Admission of Additional Members. Additional members of the Company may be admitted to the Company at the direction of the Member only if a new operating agreement or an amendment and restatement of this Agreement is executed.

10. DISSOLUTION AND LIQUIDATION

10.1. Events Triggering Dissolution. The Company shall dissolve and commence winding up and liquidation upon the first to occur of any of the following (“Liquidating Events”):

10.1.1. the written consent of the Member; or

10.1.2. the entry of a decree of judicial dissolution under the Act.

The Company shall not be dissolved for any other reason, including without limitation, the Member becoming bankrupt or executing an assignment for the benefit of creditors and any such bankruptcy or assignment shall not effect a transfer of any portion of Member’s membership interest in the Company.

10.2. Liquidation. Upon dissolution, the Company shall be wound up and liquidated by the Member or by a liquidating manager selected by the Member. The proceeds of such liquidation shall be applied and distributed in the following order of priority:

10.2.1. to creditors, including the Member if he is a creditor, in the order of priority as established by law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof) other than liabilities for which reasonable provision for payment has been made and liabilities for distributions to the Member under the Act; and then

10.2.2. to the setting up of any reserves in such amount and for such period as shall be necessary to make reasonable provisions for payment of all contingent, conditional or unmatured claims and obligations known to the Company and all claims and obligations known to the Company but for which the identity of the claimant is unknown; and then

10.2.3. to the Member, which liquidating distribution may be made to the Member in cash or in kind, or partly in cash and partly in kind.

10.3. Certificate of Cancellation. Upon the dissolution of the Company and the completion of the liquidation and winding up of the Company’s affairs and business, the Member shall on behalf of the Company prepare and file a certificate of cancellation with the Delaware Secretary of State, as required by the Act. When such certificate is filed, the Company’s existence shall cease.

11. ACCOUNTING AND FISCAL MATTERS

11.1. Fiscal Year. The fiscal year of the Company shall be the calendar year.

11.2. Method of Accounting. The Member shall select a method of accounting for the Company as deemed necessary or advisable and shall keep, or cause to be kept, full and accurate records of all transactions of the Company in accordance with sound accounting principles consistently applied.

11.3. Financial Books and Records. All books of account shall, at all times, be maintained in the principal office of the Company or at such other location as specified by the Member.

12. MISCELLANEOUS.

12.1. Binding Effect. Except as otherwise provided in this Agreement to the contrary, this Agreement shall be binding upon and inure to the benefit of the Member and, subject to Section 10, its successors, heirs, personal representatives, and assigns.

12.2. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without reference to conflict of laws principles.

12.3. Severability. The invalidity or unenforceability of any particular provision of this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

12.4. Gender. As used in this Agreement, the masculine gender shall include the feminine and the neuter, and vice versa and the singular shall include the plural.

12.5. Amendment. This Agreement may be amended at any time upon the determination of the Member, provided that no amendment to this Agreement shall be valid and binding unless any consent of the holder of outstanding mortgage indebtedness of the Company required under the documents evidencing and securing such indebtedness shall have been received by the Company.

12.6. Entire Agreement. This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof.

12.7. Binding Agreement. Notwithstanding any other provision of this Agreement, the Member agrees that this Agreement constitutes a legal, valid and binding agreement of the Member in accordance with its terms.

[SIGNATURE CONTAINED ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the Member, intending to be legally bound, has signed this Agreement as of the date first written above.

SOLE MEMBER:

APL MANSFIELD PIPELINE HOLDING, LLC
By: APL Barnett Pipeline Holding, LLC, its sole member
By: APL Barnett, LLC, its sole member
By: Atlas Pipeline Mid-Continent LLC, its sole member

By:	/s/ Eugene N. Dubay
Eugene N. Dubay
President and Chief Executive Officer

SCHEDULE A

LIST OF MEMBERS

Name of Member and Address	Percentage
APL Mansfield Pipeline Holding, LLC 110 W. 7th Street, Suite 2300 Tulsa, OK 74119	100%